Exhibit 18.1

March 30, 2009

Ply Gem Holdings, Inc.
Cary, N.C.

Ladies and Gentlemen:

We have audited the consolidated balance sheets of Ply Gem Holdings, Inc. and subsidiaries (the "Company") as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholder’s equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and have reported thereon under date of March 30, 2009. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's annual report on Form 10-K for the year ended December 31, 2008. As stated in Note 5 to those consolidated financial statements, the Company changed its method of accounting for inventory costing for a portion of its inventory from a last-in, first-out (LIFO) method to a first-in, first-out (FIFO) method and states that the newly adopted accounting principle is preferable in the circumstances because it provides a better measure of the current value of its inventory and provides a better matching of manufacturing costs with revenues.  The change resulted in the application of a single costing method to all of the Company’s inventories.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,

/s/ KPMG LLP